Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SanDisk Corporation 1995 Stock Option Plan, 1995 Non-Employee Directors Stock Option Plan, and Employee Stock Purchase Plan, of our report dated January 17, 1997 (except Note 4, as to which the date is February 26, 1997), with respect to the consolidated financial statements and schedule of SanDisk Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
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ERNST & YOUNG LLP
San Jose, California
July 21, 1997